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Supplement dated                                                  Rule 424(b)(3)
June 29, 1999                                          Resignation No. 333-75343
to Prospectus dated
June 11, 1999

                                INFONAUTICS, INC.

The plan of distribution contained in the prospectus is restated in its entirety as follows:


                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock to fulfill our obligations under an agreement with RGC International Investors. The registration of the shares of common stock does not necessarily mean that any of the shares will be offered or sold by RGC International under this prospectus.

         RGC International and its pledgees, donees, transferees or other successors in interest may offer its shares at various times in one or more of the following transactions:

         - a block trade on the Nasdaq SmallCap Market or other market on which the common stock may be trading in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - privately negotiated face-to-face transactions between RGC International and purchasers without a broker-dealer;

         -        through the writing of options or short sales; and

         -        any combination of the above.

         The sale price to the public may be the market price prevailing at the time of sale, a price relating to such prevailing market price or such other prices as RGC International determines from time to time.

         RGC International may also sell the shares directly to market makers acting as principals or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for RGC International will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that RGC International will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to or sold by RGC International. RGC International and any brokers, dealers or agents effecting the sale of any of the shares may be deemed to be "underwriters" under the Securities Act of 1933.



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         In addition, any securities covered by this prospectus may also be sold under Rule 144 rather than pursuant to this prospectus. RGC International has the sole discretion not to accept any offer to purchase shares or make any sale of shares if it concludes the purchase price is inadequate.

         RGC International, alternatively, may sell the shares offered under this prospectus through our underwriter. RGC International has not entered into any agreement with a prospectus underwriter. We can not guarantee that this type of agreement will not be entered into. If RGC International enters into this type of agreement, we will supplement or revise this prospectus.

         Upon being notified by RGC International that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing:

         -        the name of each broker or dealer;

         -        the number of shares involved;

         -        the price at which the shares were sold;

         - the commissions paid or discounts or concessions allowed to the broker(s) or dealer(s), where applicable;

         - that the broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

         -        other facts material to the transaction.

         RGC International and any other persons participating in the sale or distribution of the shares of common stock will be subject to the relevant provisions of the Securities Exchange Act of 1934. These provisions may limit the timing of purchases and sales of any of the shares by RGC International or any other person and may limit the marketability of the shares.

         We will indemnify RGC International, or its transferees or assignees, against some liabilities, including liabilities under the Securities Act, or to contribute to payments RGC International or its respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

         We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any), of counsel or other advisers to RGC International. RGC International will pay any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares.